Exhibit 10.3(e)

NON-U.S. EMPLOYEES

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

FOR AWARDS UNDER 2007 EQUITY INCENTIVE PLAN

Congratulations on being granted restricted stock units (RSUs) under Spansion’s 2007 Equity Incentive Plan. The number of shares of your award and the vesting schedule are stated in your RSU Award Notice. Your award is subject to the provisions of your Award Notice, these Terms and Conditions, and the Plan (collectively, the “Terms”).

In addition to these Terms and Conditions, you should carefully read your Award Notice and the other Plan documents, which are available on the E*Trade web site.

Vesting of Your RSUs

An RSU represents a commitment by Spansion to issue one share of Spansion common stock for each RSU awarded on the date the RSU vests, subject to your meeting all applicable requirements. The vesting date is the date on which the restrictions lapse. After vesting, RSUs are converted into full-value shares of Spansion common stock if the applicable Terms have been satisfied. Except as otherwise stated below, your RSUs vest according to the schedule in your Award Notice if you are an active employee through the entire vesting period.

If Spansion Experiences Certain Corporate Events

•	If Spansion experiences a “Change in Control” as described in the Plan, your outstanding RSUs may become 100% vested, at Spansion’s discretion.

•	If Spansion undergoes certain other corporate events described in the Plan, where it does not survive, or does not survive as a public company, your outstanding RSUs will become 100% vested.

If You Die or Become Totally Disabled

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If you have at least 15 years of service and your employment is terminated because of your death or total disability, you become immediately vested as of the employment termination date in any RSUs that would have vested in the calendar year in which the employment terminated.

•	There is no such accelerated vesting of RSUs if your employment is terminated because of your death or disability and you have less than 15 years of service.

Other Requirements to Receive Shares

You must (i) open and maintain a brokerage account at the Company’s designated stock broker and (ii) not decline the award. If you do not take action as directed in your Award Notice to decline the award, you are deemed to have accepted the award, subject to all applicable Terms. You agree that Spansion may refuse to deliver shares to you if you fail to comply with your obligations under the Terms.

Tax Payments

You agree to be responsible for any and all required taxes that may result from your receipt of shares, and you agree that Spansion may deduct from your pay immediately following each RSU vesting date funds to cover any applicable withholding taxes due at that time.

Early Termination of Your RSUs

Your Award Notice discloses the Expiration Date for your RSUs. However if your employment terminates before the Expiration Date, your unvested RSUs terminate immediately. Terminated RSUs will not be reinstated, even if you are rehired the day after your employment terminated.

In addition, if your employment becomes inactive under an approved separation agreement, unless the separation agreement provides otherwise, your unvested RSUs terminate as of the date you become inactive.

Non-Transferability of RSUs

Your RSUs and related rights are not transferable except by the laws of descent and distribution.

Acknowledgment of Nature of Plan and RSUs

In accepting the RSUs, you acknowledge:

•	the Plan is discretionary in nature and may be modified, suspended or terminated by Spansion at any time, without notice to participants;

•	an award of RSUs does not create any contractual or other right to receive future awards of RSUs, or other benefits instead of RSUs;

•	all decisions with respect to RSU awards are at the sole discretion of Spansion;

•	your participation in the Plan is voluntary;

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RSU awards are not part of any contract you might have, are not compensation for services rendered to Spansion, and are not used for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

•	neither an award of RSUs nor any provision of the Terms provide any employment right or contract, including any right to continued employment;

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neither termination of RSUs due to employment termination or otherwise, nor any diminution in value of the RSUs or shares received upon vesting of RSUs, results in any claim or right to compensation or damages, and you irrevocably release Spansion from, and waive, any such alleged claim or right that may arise; and

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in the event of termination of your employment (involuntary or otherwise), your right to receive RSUs and/or vest in them and receive shares under the Plan will terminate effective as of the date you are no longer actively employed and will not be extended by any notice period required under any local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board of Directors or its Committee, or their delegatee, shall have exclusive discretion to determine when you are no longer actively employed for purposes of RSU awards.

Data Privacy Notice and Consent

In accepting an RSU award, you consent to the collection, use and transfer, in electronic or other form, of your personal Data, as described below, by and among Spansion and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

In addition, you understand: (i) Spansion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Spansion, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan; (ii) Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that the third parties may be located in your country, or elsewhere, and that the third parties’ countries may have different data privacy laws and protections than your country; and (iii) you may request a list with the names and addresses of such third parties by contacting your local human resources representative. You also authorize the third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any required transfer of such Data to a broker, escrow agent or other third party with whom the shares may be deposited. You understand (i) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and (ii) you may, at any time, view Data, request additional information about the storage and processing of Data, and require necessary changes to be made to Data. You further understand you may refuse or withdraw your consent to the above at no cost by contacting in writing your local human resources representative and that such refusal or withdrawal of consent may affect your ability to participate in the Plan. If you have questions about this Data Privacy Notice and Consent, you may contact your local human resources representative.

Governing Law

Your award and the Terms shall be governed by the laws of the United States of America, State of Delaware without regard to any Delaware conflict of law principles.

Electronic Delivery

Spansion may deliver any documents related to your RSUs by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Spansion or another third party designated by Spansion.

Severability

If one or more of the provisions of the Terms and Conditions shall be held unenforceable, the enforceability of the remaining provisions shall not be affected and the unenforceable provisions shall be null and void; however, to the extent permissible by law, any provisions which could be null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

Language

If you have received these Terms and Conditions or any other Plan-related document translated into a language other than English and if the translated version is different than the English version, the English version will control.

Entire Agreement

The Plan Terms constitute the entire agreement and supersede all prior understandings and agreements between you and Spansion regarding the subject matter of the Terms. Spansion may, however, unilaterally waive any provision in the Terms as long as such waiver does not adversely affect your interests; if Spansion does waive any provision, such waiver does not constitute a subsequent waiver of the same provision or a waiver of any other provision.